Exhibit 5.1

January 31, 2022

theMaven, Inc.

200 Vesey Street

24th Floor

New York, New York 10281

Gentlemen:

We have acted as counsel to theMaven, Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-1, as amended to date, with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Registration Statement”). The Registration Statement relates to the registration and proposed maximum aggregate offering of up to (i) (A) $30,000,000 of shares of common stock, $0.01 par value (the “Common Stock”), of the Company (the “Firm Shares”) and (B) at the option of the Underwriters (as hereinafter defined), the issuance and sale to the Underwriters of up to an additional $4,500,000 of shares of Common Stock (the “Option Shares”, and together with the Firm Shares, the “Shares,”), all of which Shares are to be sold by the Company, and (ii) the associated preferred stock purchase rights (the “Rights”) to be issued pursuant to the Rights Agreement, dated May 4, 2021, between the Company and the American Stock Transfer & Trust Company, LLC, as rights agent, which includes the Form of Certificate of Designations, the Form of Right Certificate, and the Summary of Rights to Purchase Preferred Shares attached thereto as Exhibits A, B, and C, respectively (collectively, the “Rights Agreement”). The “Shares” shall also include any additional shares of Common Stock that may be registered by the Company pursuant to Rule 462(b) under the Securities Act in connection with the offering contemplated by the Registration Statement. The Share are proposed to be sold pursuant to the Underwriting Agreement (the “Underwriting Agreement”) to be entered into, by and between the Company and B. Riley Securities, Inc., as representative of the several underwriters named therein (the “Underwriters”).

January 31, 2022

In rendering this opinion, we have assumed without independent verification: (i) the genuineness and authenticity of all signatures on original documents; (ii) the authenticity of all documents submitted to us as originals; (iii) the conformity to originals of all documents submitted to us as copies; (iv) the accuracy, completeness and authenticity of certificates of public officials; (v) that each natural person signing any document reviewed by us had the legal capacity to do so; and (vi) the due authorization, execution, and delivery of all documents where authorization, execution and delivery are prerequisites to the effectiveness of such documents. As to various questions of fact relevant to this opinion, we have relied, without independent investigation, upon the documents we have reviewed, certificates of public officials, the representations, warranties, and statements of fact of the Company in the Registration Statement and the Prospectus included in the Registration Statement (the “Prospectus”), and a Secretary’s Certificate of an officer of the Company, all of which we assume to be true, correct and complete.

Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1. The Shares, when issued, delivered, and paid for as contemplated by the Registration Statement and in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

2. When issued in accordance with the Rights Agreement, the Rights will constitute the valid, and binding obligations of the Company.

Our opinions herein are expressed solely with respect to the laws of the State of Delaware. Our opinion is based on these laws as in effect on the date hereof. We express no opinion as to whether the laws of any other jurisdictions are applicable to the subject matter hereof.

In addition, the foregoing opinion with respect to the Rights is qualified to the extent that enforceability may be limited by and be subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law (including, without limitation, concepts of notice and materiality), and by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ and debtors’ rights generally (including, without limitation, any state or federal law in respect of fraudulent transfers). In addition, no opinion is expressed herein as to compliance with or the effect of federal or state securities or blue sky laws.

We have assumed that the Rights Agreement was duly authorized, executed, and delivered by the rights agent and that the Company’s board of directors acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Rights Agreement. With respect to the Rights, our opinion does not address the determination a court of competent jurisdiction may make regarding whether the Board would be required to redeem or terminate, or take other action with respect to, the Rights at some future time based on the facts and circumstances existing at that time. The opinions expressed herein address the Rights and the Rights Agreement in their entirety and not any particular provision of the Rights or the Rights Agreement, and it should be understood that it is not settled whether the invalidity of any particular provision of a rights agreement or of purchase rights issued thereunder would result in invalidating such rights in their entirety. The Rights exist by virtue of and are subject to the Rights Agreement and the terms and conditions thereof, and it should be understood that the Rights Agreement and the Rights may be terminated or amended at the Company’s option pursuant to the terms set forth therein.

January 31, 2022

This opinion letter and the opinions expressed herein are for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement or the Prospectus, within the meaning of the term “expert,” as used in Section 11 of the Securities Act, or the rules and regulations promulgated thereunder, nor do we admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission promulgated thereunder. Our opinions are expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Securities, or the Registration Statement. The opinions are expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,

/s/ Baker & Hostetler LLP

Baker & Hostetler LLP